EX-99B(d)(2)(ii)

APPENDIX A

PEREGRINE CAPITAL MANAGEMENT, INC.

INVESTMENT SUB-ADVISORY AGREEMENT

WELLS FARGO VARIABLE TRUST

Variable Trust Funds

VT Large Company Growth Fund1

Most recent annual approval by the Board of Trustees: April 4, 2005

Appendix A amended: February 8, 2006

[1]	On February 8, 2006, the Board of Trustees approved the name change of Large Company Growth Fund to VT Large Company Growth Fund, which will become effective May 2006.

SCHEDULE A

WELLS FARGO VARIABLE TRUST

INVESTMENT SUB-ADVISORY AGREEMENT

FEE AGREEMENT

This fee agreement is made as of the 1st day of March, 2001, by and between Wells Fargo Funds Management, LLC (the “Adviser”) and Peregrine Capital Management, Inc. (the “Sub-Adviser”) and

WHEREAS, the parties and Wells Fargo Variable Trust (the “Trust”) have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides investment management advice to each series of the Trust as listed in Appendix A to the Sub-Advisory Agreement (each a “Fund” and collectively the “Funds”).

WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as agreed upon in writing by the parties.

NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated as follows on a monthly basis by applying annual rate of percentage of the assets:

Name of Fund	Breakpoints	Sub-Advisory Rate
VT Large Company Growth Fund[1]	$0-25M $25-50M $50-275M >$275M	0.75 0.60 0.50 0.30	% % % %

[1]	On February 8, 2006, the Board of Trustees approved the name change of Large Company Growth Fund to VT Large Company Growth Fund, which will become effective May 2006.

The foregoing fee schedule is agreed to as of February 8, 2006 and shall remain in effect until changed in writing by the parties.

WELLS FARGO FUNDS MANAGEMENT, LLC

By:	/s/ Andrew Owen
Andrew Owen
Senior Vice President

PEREGRINE CAPITAL MANAGEMENT, INC.

By:

3